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                                 [EXHIBIT 10.13]

                                    AGREEMENT


        THIS AGREEMENT is made and entered into this ____ day of September, 1997, by and between W. W. CLYDE & CO., a Utah corporation, hereinafter referred to as "CLYDE", and SUN RIVER ST. GEORGE DEVELOPMENT, L.C., a Utah limited liability company, hereinafter referred to as "SRSG":

        WHEREAS SRSG is developing a residential project in St. George, Utah known as the Atkinville Property for which it has obtained preliminary master plan approval form the City of St. George and CLYDE has agreed to perform the construction of required public improvements for Plats 1a and 1b of the project including the access road and required utilities to serve the project;

        NOW, THEREFORE, in consideration of the mutual covenants herein, it is hereby agreed between the parties hereto as follows:

        1. SRSG shall proceed to obtain final approval of Plats 1a and 1b of the project, as shown on the proposed plat attached hereto as Exhibit "a", and to record such plats as soon as possible.

        2. CLYDE agrees to perform the construction and installation of all of the improvements for Plats 1a and 1b and the access road thereto including all required utilities, on the terms and conditions and for the prices and on the time schedule set forth in the Construction Agreement, a copy of which is attached hereto as Exhibit "B: and hereby incorporated herein as a part of this agreement. Such work shall be performed in accordance with all requirements, standards and specifications and subject to the approval of the City of St. George and any and all other governmental units having jurisdiction over the project. CLYDE shall diligently commence, pursue and complete such work in order to meet SRSG's construction and sales requirements.

        3. CLYDE agrees to extend credit to SRSG for the work performed hereunder up to a maximum amount of $2,000,000.00, unless otherwise approved in writing by CLYDE, but shall submit monthly billings to SRSG by the 15th of each month for all work performed in the prior month, such billings to be consistent with the unit prices attached to Exhibit "B", and to show the total amount due CLYDE for all work performed to the end of the prior month. SRSG agrees to execute a promissory note to CLYDE for the amount of each monthly billing, plus interest thereon at the rate of ten (10%) percent per annum from the date each billing statement is due (the 15th of each month for all work performed in the prior month) payable as set forth hereinafter. Such monthly promissory notes may be consolidated into one master promissory note upon the redelivery, marked "paid in full" of each prior monthly note.

        4. In order to secure the amounts due from SRSG to CLYDE, SRSG shall execute and deliver to CLYDE a first trust deed on the property included within Plats 1a and 1b described as Parcels 1 and 2 on Exhibit "C" attached hereto. CLYDE, as the beneficiary of such trust deed, agrees to execute the subdivision plats to be recorded in order to dedicate all roadways and other public areas shown on such plats.

        5. SRSG shall pay to CLYDE the amounts due under the promissory note or notes by payment of $23,000.00 from the closing of the sale of each lot in Plats 1a and 1b upon reconveyance of each such lot from the effect of the trust deed to CLYDE. Such reconveyances are to be given in the order in which lots are sold and closed and such lots need not be contiguous to previously sold lots. In


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order to facilitate closings, both parties agree to deliver blanket instructions to Southern Utah Title Company to pay such amounts directly form the closing of each lot and to reconvey each lot from the effect of the trust deed as closings take place so that separate instructions are not required for each closing.

        6. In the event the amounts due CLYDE under the promissory note or notes have not been paid in full prior thereto, SRSG shall pay the remaining balance due on or before two years from the date hereof.

        7. If SRSG desires that CLYDE provide performance bonds covering the work to be performed hereunder, SRSG shall reimburse CLYDE for the premiums required to obtain such bonds.

        8. Upon the consent of both parties and assuming successful sale of the lots in Plats 1a and 1b, this agreement may be extended to cover subsequent plats in the project and both agree to act in good faith to accomplish that extension. SRSG agrees to use its best efforts to obtain for CLYDE the contract to perform the improvements for the golf course associated with the project.

        9. It is understood that some of the work contemplated by this agreement is already being performed by Bear River Contractors under preliminary agreements which are subject to termination. This agreement is subject to the successful termination of those agreements so as to avoid conflict in the performance of the work. SRSG agrees to move expeditiously to terminate those agreements and CLYDE agrees to move expeditiously to commence and complete the work on the project upon receiving notice from SRSG that the termination has been accomplished.

        10. This agreement is binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, shall be interpreted in accordance with the laws of the State of Utah and, in the event of any default in the performance hereof, the defaulting party shall pay all costs, including reasonable attorney's fees, incurred in the enforcement hereof or in pursuing any remedy available under the law.

        IN WITNESS WHEREOF, the parties hereto have caused the names of their duly authorized officers, managers or agents to be signed hereunder.

W. W. CLYDE & CO.                               SUN RIVER ST. GEORGE, L.C.
a Utah Corporation                              a Utah limited liability company
Richard C. Clyde, President                     Darcy A. Stewart, Manager